                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934


     DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) SEPTEMBER 10, 1999


                        AUSTINS STEAKS & SALOON, INC.
           ------------------------------------------------------
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


     DELAWARE                         0-25366                   86-0723400
--------------------------------------------------------------------------------
(STATE OR OTHER JURISDICTION OF    (COMMISSION                (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)      FILE NO.)            IDENTIFICATION NUMBER)


                            317 KIMBALL AVENUE NW
                              ROANOKE, VA 24016
             ---------------------------------------------------
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


                                (540) 345-3195
                              ------------------
                              (TELEPHONE NUMBER)

                                --------------


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                                   Form 8-K

ITEM 5.          OTHER EVENTS

On September 10, 1999, the Company completed its settlement agreement with David K. Wachtel, Jr. with respect to long standing litigation initiated in February, 1995. Under the terms of the settlement agreement, Austins paid Mr. Wachtel $1 million in settlement of all claims he had in the litigation. Additionally, Mr. Wachtel withdrew his notice to dissent from the merger between Austins and the WesterN SizzliN with respect to the 684,000 WesterN SizzliN shares owned by him and Austins paid him the sum of $3,420,000.

In order to obtain the funds with which to pay Mr. Wachtel under the settlement agreement, the Company is conducting a private placement of its common stock at prices ranging from $2.25 to $2.50 per share to qualified shareholders, principally former WesterN SizzliN stockholders. On the closing date of September 10, 1999, it had received approximately $2,700,000 of proceeds which it used, along with $1,700,000 of bank and other financing to complete the settlement with Mr. Wachtel.

As a part of the private placement completed to date, Austins will issue approximately 1,200,000 shares of its common stock to the qualified investors-purchasers. The holders of a majority of the stock ultimately acquired in the private placement have the right, for the one year period commencing March 15, 2000, to request Austins to file a registration statement with the Securities and Exchange Commission to permit the resale of the stock. The registration must remain effective for 45 days and Austins must cover the costs of the registration. If any investor may resell all of his or her shares in a single three month period utilizing Rule 144, then the registration rights will not apply to that investor.

ITEM 7.          FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits

10.25 Settlement Agreement dated August 11, 1999 between Austins and David K. Wachtel, Jr.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                               AUSTINS STEAKS & SALOON, INC.


                                               By  /s/ Robert N. Collis II
                                                   ---------------------------
                                                   Robert  N. Collis II
                                                   Chief Financial Officer

September 23, 1999
-----------------------------
(Date)





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